Exhibit 99.1

ENOGEX LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2013 AND 2012

(UNAUDITED)

i

GLOSSARY OF TERMS

The following is a glossary of frequently used abbreviations that are found throughout this report.

Abbreviation	Definition
ArcLight group	Bronco Midstream Holdings, LLC, Bronco Midstream Holdings II, LLC, collectively

Atoka	Atoka Midstream LLC joint venture

CenterPoint	CenterPoint Energy Resources Corp., wholly-owned subsidiary of CenterPoint Energy, Inc.

EER	Enogex Energy Resources LLC, wholly-owned subsidiary of Enogex LLC (prior to June 30, 2012, the legal name was OGE Energy Resources LLC)

Enogex	Enogex LLC, collectively with its subsidiaries

Enogex Holdings	Enogex Holdings LLC, the parent company of Enogex and a majority-owned subsidiary of OGE Holdings, LLC, a wholly-owned subsidiary of OGE Energy

FERC	Federal Energy Regulatory Commission

GAAP	Accounting principles generally accepted in the United States

Midstream Partnership	Partnership between OGE Energy, the ArcLight group and CenterPoint Energy, Inc. formed to own and operate the midstream businesses of OGE Energy and CenterPoint

NGLs	Natural gas liquids

NYMEX	New York Mercantile Exchange

OG&E	Oklahoma Gas and Electric Company, wholly-owned subsidiary of OGE Energy

OGE Energy	OGE Energy Corp., parent company of OGE Holdings, LLC

Pension Plan	Qualified defined benefit retirement plan

PRM	Price risk management

Restoration of Retirement Income Plan	Supplemental retirement plan to the Pension Plan

ii

Financial Statements.

ENOGEX LLC

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended March 31,
(In millions)	2013	2012
OPERATING REVENUES	$464.3	$429.6

COST OF GOODS SOLD (exclusive of depreciation and amortization shown below)	359.2	305.3

Gross margin on revenues	105.1	124.3

OPERATING EXPENSES
Other operation and maintenance	45.2	42.2
Depreciation and amortization	27.6	23.4
Impairment of assets	—	0.2
Gain on insurance proceeds	—	(7.5)
Taxes other than income	8.0	7.3

Total operating expenses	80.8	65.6

OPERATING INCOME	24.3	58.7

OTHER INCOME (EXPENSE)
Other income	10.2	0.2
Other expense	(1.2)	(0.6)

Net other income (expense)	9.0	(0.4)

INTEREST EXPENSE
Interest on long-term debt	7.2	6.8
Other interest charges	0.9	0.8

Interest expense	8.1	7.6

INCOME BEFORE TAXES	25.2	50.7

INCOME TAX EXPENSE	0.1	0.1

NET INCOME	25.1	50.6

Less: Net income attributable to noncontrolling interest	0.3	1.1

NET INCOME ATTRIBUTABLE TO ENOGEX LLC	$24.8	$49.5

The accompanying Notes to Condensed Consolidated Financial Statements are an integral part hereof.

ENOGEX LLC

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Unaudited)

	Three Months Ended March 31,
(In millions)	2013	2012
Net income	$25.1	$50.6
Other comprehensive income (loss)
Pension Plan and Restoration of Retirement Income Plan:
Amortization of deferred net loss	0.6	0.6
Postretirement Benefit Plans:
Amortization of deferred net loss	0.4	0.4
Amortization of prior service cost	(0.3)	(0.3)
Deferred commodity contracts hedging gains reclassified in net income	(0.2)	(5.2)
Deferred commodity contracts hedging gains (losses)	—	0.3

Other comprehensive income (loss)	0.5	(4.2)

Comprehensive income (loss)	25.6	46.4

Less: Comprehensive income attributable to noncontrolling interest	0.3	1.1
Total comprehensive income attributable to Enogex LLC	$25.3	$45.3

The accompanying Notes to Condensed Consolidated Financial Statements are an integral part hereof.

ENOGEX LLC

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
(In millions)	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$25.1	$50.6
Adjustments to reconcile net income to net cash provided from operating activities
Depreciation and amortization	28.6	24.4
Impairment of assets	—	0.2
(Gain) loss on disposition and abandonment of assets	(8.7)	0.5
Gain on insurance proceeds	—	(7.5)
OGE Energy stock-based compensation	(0.9)	(0.6)
Price risk management assets	0.9	(0.7)
Price risk management liabilities	—	(4.9)
Other assets	(23.5)	3.1
Other liabilities	1.2	0.3
Other liabilities - parent	2.3	2.4
Change in certain current assets and liabilities
Accounts receivable, net	(6.2)	16.4
Accounts receivable - affiliates	(1.4)	0.3
Natural gas, natural gas liquids, materials and supplies inventories	7.6	12.9
Gas imbalance assets	(3.1)	(4.0)
Other current assets	26.1	(0.8)
Accounts payable	(2.7)	(22.8)
Accrued taxes	(6.5)	(3.0)
Accrued interest	(7.4)	(7.4)
Gas imbalance liabilities	0.7	(1.4)
Other current liabilities	(3.2)	(3.9)

Net Cash Provided from Operating Activities	28.9	54.1

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(128.2)	(118.5)
Proceeds from sale of assets	35.4	0.1
Proceeds from insurance	—	6.1

Net Cash Used in Investing Activities	(92.8)	(112.3)

CASH FLOWS FROM FINANCING ACTIVITIES
Changes in advances with parent	80.4	91.1
Purchase of OGE Energy treasury stock	(3.5)	(5.9)
Distributions to parent	(12.5)	(30.0)

Net Cash Provided from Financing Activities	64.4	55.2

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	0.5	(3.0)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1.8	4.6

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$2.3	$1.6

The accompanying Notes to Condensed Consolidated Financial Statements are an integral part hereof.

ENOGEX LLC

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)	March 31, 2013 (Unaudited)	December 31, 2012
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2.3	$1.8
Accounts receivable, less reserve of less than $0.1 each	140.9	134.7
Accounts receivable - affiliates	2.1	0.7
Natural gas and natural gas liquids inventories	8.8	16.5
Materials and supplies, at average cost	5.0	4.9
Price risk management	1.7	2.6
Gas imbalances	12.1	9.0
Assets held for sale	—	25.5
Other	3.1	3.7

Total current assets	176.0	199.4

OTHER PROPERTY AND INVESTMENTS, at cost	1.5	1.5
PROPERTY, PLANT AND EQUIPMENT
In service	2,939.0	2,869.4
Construction work in progress	186.2	130.7

Total property, plant and equipment	3,125.2	3,000.1
Less accumulated depreciation	763.9	738.3

Net property, plant and equipment	2,361.3	2,261.8

DEFERRED CHARGES AND OTHER ASSETS
Intangible assets, net	126.0	127.4
Goodwill	39.4	39.4
Other	20.1	21.8

Total deferred charges and other assets	185.5	188.6

TOTAL ASSETS	$2,724.3	$2,651.3

The accompanying Notes to Condensed Consolidated Financial Statements are an integral part hereof.

ENOGEX LLC

CONDENSED CONSOLIDATED BALANCE SHEETS (Continued)

(In millions)	March 31, 2013 (Unaudited)	December 31, 2012
LIABILITIES AND MEMBER’S INTEREST
CURRENT LIABILITIES
Accounts payable	$197.8	$200.2
Advances from parent	217.9	137.5
Customer deposits	1.8	1.8
Accrued compensation - parent	9.3	10.7
Accrued taxes	6.2	12.9
Accrued interest	3.8	11.2
Price risk management	0.5	0.3
Gas imbalances	5.7	5.0
Deferred revenues	4.8	5.5
Other	7.3	8.5

Total current liabilities	455.1	393.6

LONG-TERM DEBT	698.5	698.4
DEFERRED CREDITS AND OTHER LIABILITIES
Accrued benefit obligations - parent	81.0	79.4
Deferred revenues	38.4	37.7
Other	5.4	5.1

Total deferred credits and other liabilities	124.8	122.2

Total liabilities	1,278.4	1,214.2

COMMITMENTS AND CONTINGENCIES (NOTE 12)
MEMBER’S INTEREST
Member’s interest	1,469.8	1,461.8
Accumulated other comprehensive loss - parent	(44.5)	(45.2)
Accumulated other comprehensive income	—	0.2

Total Enogex LLC member’s interest	1,425.3	1,416.8
Noncontrolling interest	20.6	20.3

Total member’s interest	1,445.9	1,437.1
TOTAL LIABILITIES AND MEMBER’S INTEREST	$2,724.3	$2,651.3

The accompanying Notes to Condensed Consolidated Financial Statements are an integral part hereof.

ENOGEX LLC

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN MEMBER’S INTEREST

(Unaudited)

(In millions)	Member’s Interest	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interest	Total Member’s Interest
Balance at December 31, 2012	$1,461.8	$(45.0)	$20.3	$1,437.1
Comprehensive income (loss)
Net income	24.8	—	0.3	25.1
Other comprehensive income (loss)	—	0.5	—	0.5

Comprehensive income (loss)	24.8	0.5	0.3	25.6

Distributions to parent	(12.5)	—	—	(12.5)
OGE Energy stock-based compensation	(0.8)	—	—	(0.8)
Purchase of OGE Energy treasury stock	(3.5)	—	—	(3.5)

Balance at March 31, 2013	$1,469.8	$(44.5)	$20.6	$1,445.9

Balance at December 31, 2011	$1,295.3	$(30.0)	$17.6	$1,282.9
Comprehensive income (loss)
Net income	49.5	—	1.1	50.6
Other comprehensive income (loss)	—	(4.2)	—	(4.2)

Comprehensive income (loss)	49.5	(4.2)	1.1	46.4

Distributions to parent	(30.0)	—	—	(30.0)
OGE Energy stock-based compensation	0.9	—	—	0.9
Purchase of OGE Energy treasury stock	(7.4)	—	—	(7.4)

Balance at March 31, 2012	$1,308.3	$(34.2)	$18.7	$1,292.8

The accompanying Notes to Condensed Consolidated Financial Statements are an integral part hereof.

ENOGEX LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.	Summary of Significant Accounting Policies

Organization

Enogex is a Delaware single-member limited liability company, which, prior to May 1, 2013, was indirectly owned by OGE Energy and the ArcLight group. Enogex is a provider of integrated natural gas midstream services. Enogex is engaged in the business of gathering, processing, transporting and storing natural gas. Most of Enogex’s natural gas gathering, processing, transportation and storage assets are strategically located in the Arkoma and Anadarko basins of Oklahoma and the Texas Panhandle. Enogex’s operations are organized into two business segments: (i) natural gas transportation and storage and (ii) natural gas gathering and processing. Also, at March 31, 2013, Enogex held a 50 percent ownership interest in Atoka. At March 31, 2013, Enogex consolidated Atoka in its Condensed Consolidated Financial Statements as Enogex acted as the managing member of Atoka and had control over the operations of Atoka.

On March 14, 2013, OGE Energy entered into a Master Formation Agreement with the ArcLight group and CenterPoint Energy, Inc., pursuant to which OGE Energy, the ArcLight group and CenterPoint Energy, Inc., agreed to form the Midstream Partnership to own and operate the midstream businesses of OGE Energy and CenterPoint. This transaction closed on May 1, 2013. Pursuant to the Master Formation Agreement, OGE Energy and the ArcLight group indirectly contributed Enogex to the Midstream Partnership and CenterPoint Energy, Inc. contributed its midstream natural gas business to the Midstream Partnership. At May 1, 2013, OGE Energy holds 28.5 percent of the limited partners interests, CenterPoint holds 58.3 percent of the limited partner interests and the ArcLight group holds 13.2 percent of the limited partner interests in the Midstream Partnership. The general partner of the Midstream Partnership is equally controlled by CenterPoint and OGE Energy, who each have 50 percent of the management rights. For additional information regarding the Midstream Partnership, see Note 3.

Basis of Presentation

In the opinion of management, all adjustments necessary to fairly present the consolidated financial position of Enogex at March 31, 2013 and the results of its operations and cash flows for the three months ended March 31, 2013 and 2012, have been included and are of a normal recurring nature except as otherwise disclosed. Management also has evaluated the impact of subsequent events for inclusion in Enogex’s Condensed Consolidated Financial Statements occurring after March 31, 2013 through July 17, 2013, the date Enogex’s financial statements were available to be issued, and, in the opinion of management, Enogex’s Condensed Consolidated Financial Statements and Notes contain all necessary adjustments and disclosures resulting from that evaluation.

Due to seasonal fluctuations and other factors, Enogex’s operating results for the three months ended March 31, 2013 are not necessarily indicative of the results that may be expected for the year ending December 31, 2013 or for any future period.

Accumulated Other Comprehensive Income (Loss)

In February 2013, the Financial Accounting Standards Board issued “Comprehensive Income: Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income.” The new standard requires an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, the new standard requires an entity to present significant amounts reclassified out of accumulated other comprehensive income by the respective line items in net income but only if the amount reclassified is required under GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under GAAP that provide additional detail about those amounts. Enogex adopted the new standard effective January 1, 2013 and these disclosures have been included below.

The following table summarizes changes in the components of accumulated other comprehensive loss attributable to Enogex during the three months ended March 31, 2013. At both March 31, 2013 and December 31, 2012, there was no accumulated other comprehensive loss related to Enogex’s noncontrolling interest in Atoka. All amounts below are presented net of noncontrolling interest.

	Pension Plan and Restoration of Retirement Income Plan		Postretirement Benefit Plans
	Net loss	Prior service cost	Net loss	Prior service cost	Deferred commodity contracts hedging gains	Total
Balance at December 31, 2012	$(36.5)	$0.4	$(13.7)	$4.6	$0.2	$(45.0)

Amounts reclassified from accumulated other comprehensive income (loss)	0.6	—	0.4	(0.3)	(0.2)	0.5

Balance at March 31, 2013	$(35.9)	$0.4	$(13.3)	$4.3	$—	$(44.5)

The following table summarizes significant amounts reclassified out of accumulated other comprehensive loss by the respective line items in net income during the three months ended March 31, 2013.

Details about Accumulated Other Comprehensive Loss Components	Amount Reclassified from Accumulated Other Comprehensive Loss	Affected Line Item in the Statement Where Net Income is Presented

Gains on cash flow hedges
Commodity contracts	$0.2	Cost of goods sold

	$0.2	Total

Amortization of defined benefit pension items
Actuarial gains (losses)	$(0.6)	(A)

	(0.6)	Total

Amortization of postretirement benefit plan items
Actuarial gains (losses)	$(0.4)	(A)
Prior service cost	0.3	(A)

	(0.1)	Total

Total reclassifications for the period	$(0.5)	Total

(A)	These accumulated other comprehensive income (loss) components are included in the computation of net periodic benefit cost (see Note 10 for additional information).

Related Party Transactions

OGE Energy charged operating costs to Enogex of $7.9 million and $7.5 million during the three months ended March 31, 2013 and 2012, respectively. OGE Energy charges operating costs to its subsidiaries based on several factors. Operating costs directly related to specific subsidiaries are assigned to those subsidiaries. Included in operating costs charged by OGE Energy are $0.6 million and $0.4 million during the three months ended March 31, 2013 and 2012, respectively, for payroll taxes and depreciation and amortization expense directly related to Enogex’s operations. Where more than one subsidiary benefits from certain expenditures, the costs are shared between those subsidiaries receiving the benefits. Operating costs incurred for the benefit of all subsidiaries are allocated among the subsidiaries, either as overhead based primarily on labor costs or using the “Distrigas” method. The Distrigas method is a three-factor formula that uses an equal weighting of payroll, net operating revenues and gross property, plant and equipment. OGE Energy adopted the Distrigas method in January 1996 as a result of a recommendation by the Staff of the Oklahoma Corporation Commission. OGE Energy believes this method provides a reasonable basis for allocating common expenses.

Enogex has a transportation contract with its affiliate, OG&E, to transport natural gas to OG&E’s natural gas-fired generation facilities. During each of the three months ended March 31, 2013 and 2012, Enogex recorded revenues from OG&E of $8.7 million for transporting gas to OG&E’s natural gas-fired generating facilities. During each of the three months ended March 31, 2013 and 2012, Enogex recorded revenues from OG&E of $3.2 million for natural gas storage services. During the three months ended March 31, 2013 and 2012, Enogex also recorded natural gas sales to OG&E of $5.5 million and $3.6 million, respectively. During the three months ended March 31, 2013 and 2012, Enogex recorded an expense from OG&E of $1.8 million and $2.8 million, respectively, for electricity used to power Enogex’s electric compression assets.

On July 1, 2009, OG&E and Enogex entered into hedging transactions to offset natural gas long positions at Enogex with short natural gas exposures at OG&E resulting from the cost of generation associated with a wholesale power sales contract with the Oklahoma Municipal Power Authority. These transactions are for 50,000 million British thermal unit per month from August 2009 to December 2013 (see Note 5).

During the three months ended March 31, 2013 and 2012, the parent made no contributions to Enogex. During the three months ended March 31, 2013 and 2012, Enogex made distributions to the parent of $12.5 million and $30.0 million, respectively.

Reclassifications

As discussed in Note 11, during the third quarter of 2012, the operations and activities of EER were fully integrated with those of Enogex through the creation of a new commodity management organization. The operations of EER, including asset management activities, have been included in the natural gas transportation and storage segment and have been restated for all prior periods presented to conform to the 2013 presentation.

2.	Gas Gathering Divestiture

Texas Panhandle Gathering Divestiture

As previously reported, on January 2, 2013, Enogex and one of its five largest customers entered into new agreements, effective January 1, 2013, relating to the customer’s gathering and processing volumes on the Texas portion of Enogex’s system. The effects of this new arrangement are (i) a fixed-fee processing agreement replaced the previous keep-whole agreement, (ii) the acreage dedicated by the customer to Enogex for gathering and processing in Texas was increased for an extended term and (iii) the sale by Enogex of certain gas gathering assets in the Texas Panhandle portion of Enogex’s system to this customer for cash proceeds of approximately $35 million. Enogex recognized a pre-tax gain of $9.9 million in the first quarter of 2013 in its natural gas gathering and processing segment from the sale of these assets which is included in Other Income in the Condensed Consolidated Statements of Income.

3.	OGE Energy Midstream Partnership with CenterPoint Energy, Inc.

On March 14, 2013, OGE Energy entered into a Master Formation Agreement with the ArcLight group and CenterPoint Energy, Inc., pursuant to which OGE Energy, the ArcLight group and CenterPoint Energy, Inc., agreed to form the Midstream Partnership to own and operate the midstream businesses of OGE Energy and CenterPoint that will initially be structured as a private limited partnership. This transaction closed on May 1, 2013.

Pursuant to the Master Formation Agreement, OGE Energy and the ArcLight group indirectly contributed 100 percent of the equity interests in Enogex to the Midstream Partnership. CenterPoint Energy Field Services, LLC, a Delaware limited liability company and wholly owned subsidiary of CenterPoint, was converted into a Delaware limited partnership that became the Midstream Partnership. CenterPoint contributed to the Midstream Partnership its equity interests in each of CenterPoint Energy Gas Transmission Company, LLC, a Delaware limited liability company, CenterPoint Energy - Mississippi River Transmission, LLC, a Delaware limited liability company, and certain of its other midstream subsidiaries and caused its subsidiary CenterPoint Energy Southeastern Pipelines Holding, LLC to contribute a 24.95 percent interest in Southeast Supply Header, LLC, a Delaware limited liability company.

CenterPoint Energy Field Services, LLC provides natural gas gathering and processing services for certain natural gas fields in the Mid-continent region of the United States that interconnect with CenterPoint Energy Gas Transmission Company, LLC and CenterPoint Energy - Mississippi River Transmission, LLC pipelines, as well as other interstate and intrastate pipelines. As of December 31, 2012, CenterPoint Energy Field Services, LLC gathered an average of approximately 2.5 billion cubic feet per day of natural gas. In addition, CenterPoint Energy Field Services, LLC has the capacity available to treat up to 2.5 billion cubic feet per day and process nearly 625 million cubic feet per day of natural gas. CenterPoint Energy Gas Transmission Company, LLC is an interstate pipeline that provides natural gas transportation, storage and pipeline services to customers principally in Arkansas, Louisiana, Oklahoma and Texas and includes the 1.9 billion cubic feet per day pipeline from Carthage, Texas to Perryville, Louisiana, which CenterPoint Energy Gas Transmission Company, LLC operates as a separate line with a fixed fuel rate. CenterPoint Energy - Mississippi River Transmission, LLC is an interstate pipeline that provides natural gas transportation, storage and pipeline services to customers principally in Arkansas, Illinois and Missouri. Southeast Supply Header, LLC owns a 1.0 billion cubic feet per day, 274-mile interstate pipeline that runs from the Perryville Hub in Louisiana to Coden, Alabama.

At May 1, 2013, OGE Energy holds 28.5 percent of the limited partners interests, CenterPoint holds 58.3 percent of the limited partner interests and the ArcLight group holds 13.2 percent of the limited partner interests in the Midstream Partnership, provided, however, if CenterPoint obtains the approvals required to contribute its remaining 25.05 percent indirect interest in Southeast Supply Header, LLC within 90 days after closing, CenterPoint will instead hold 59 percent of the limited partner interests, OGE would hold 28 percent of the limited partners interest and the ArcLight group would hold 13 percent of the limited partners interest.

After the expiration of the 90-day period after closing, CenterPoint has certain put rights, and the Midstream Partnership has certain call rights, exercisable with respect to the interest in Southeast Supply Header, LLC retained by CenterPoint, under which CenterPoint would contribute to the Midstream Partnership CenterPoint’s retained interest in Southeast Supply Header, LLC at a price equal to the fair market value of such interest at the time the put right or call right is exercised. If CenterPoint were to exercise such put right or the Midstream Partnership were to exercise such call right, CenterPoint’s retained interest in Southeast Supply Header, LLC would be contributed to the Midstream Partnership in exchange for consideration consisting of a specified number of limited partnership units and, subject to certain restrictions, a cash payment, payable either from CenterPoint to the Midstream Partnership or from the Midstream Partnership to CenterPoint, in an amount such that the total consideration exchanged is equal in value to the fair market value of the contributed interest in Southeast Supply Header, LLC.

The general partner of the Midstream Partnership is equally controlled by CenterPoint and OGE Energy, who each have 50 percent of the management rights. CenterPoint and OGE Energy also own a 40 percent and 60 percent interest, respectively, in any incentive distribution rights to be held by the general partner of the Midstream Partnership following an initial public offering of the Midstream Partnership. In addition, for a period of time, the ArcLight group will have board observation rights and approval rights over certain material activities of the Midstream Partnership, including material increases in capital expenditures and certain equity issuances, entering into transactions with related parties and acquiring, pledging or disposing of certain material assets. The general partner of the Midstream Partnership will initially be governed by a board made up of an equal number of representatives designated by each of CenterPoint Energy, Inc. and OGE Energy. Based on the 50/50 management ownership, with neither company having control, effective May 1, 2013, OGE Energy deconsolidated its interest in Enogex. OGE Energy and CenterPoint will account for their respective interests in the Midstream Partnership under the equity method of accounting.

Pursuant to a Registration Rights Agreement dated as of May 1, 2013, OGE Energy and CenterPoint Energy, Inc. agreed to initiate the process for the sale of an equity interest in the Midstream Partnership in an initial public offering. OGE Energy, CenterPoint and the Midstream Partnership can give no assurances that the initial public offering will be consummated. Prior to consummating the initial public offering, OGE Energy, CenterPoint Energy, Inc. and the Midstream Partnership will need to complete the negotiation of the financial and other terms, including the initial public offering price. In addition, consummation of the initial public offering is subject to market conditions. For so long as the ArcLight group maintains a minimum ownership percentage, the ArcLight group is entitled to consult with the Midstream Partnership in connection with the initial public offering. The Midstream Partnership has agreed to file a registration statement for the initial public offering no later than May 1, 2014 and, subject to limited exceptions, consummate the initial public offering within 180 days of the filing of the registration statement.

Immediately prior to closing, on May 1, 2013, the ArcLight group contributed $107.0 million and OGE Energy contributed $9.1 million to Enogex in order to pay down short-term debt. In connection with the formation of the Midstream Partnership, on May 1, 2013, the Midstream Partnership entered into a $1.05 billion three-year senior unsecured term loan facility, the proceeds of which were used to repay $1.05 billion of intercompany indebtedness owed to CenterPoint. CenterPoint has guaranteed collection of the Midstream Partnership’s obligations under the term loan, which guarantee is subordinated to all senior debt of CenterPoint. Effective May 1, 2013, the Midstream Partnership also entered into a $1.4 billion, five-year senior unsecured revolving credit facility in accordance with the terms of the Master Formation Agreement and Enogex’s $400 million revolving credit facility was terminated.

At March 31, 2013, Enogex was obligated on approximately $700 million, in the aggregate, in indebtedness under its term loan, its revolving credit agreement and two series of its senior notes maturing in years 2014 and 2020. Certain of the entities contributed to the Midstream Partnership by CenterPoint are obligated on approximately $363 million of indebtedness owed to a wholly owned subsidiary of CenterPoint that is scheduled to mature in 2017.

Subject to the exceptions provided below, pursuant to the terms of an Omnibus Agreement dated as of May 1, 2013 among OGE Energy, the ArcLight group and CenterPoint Energy, Inc., each of OGE Energy and CenterPoint Energy, Inc. will be required to hold or otherwise conduct all of its respective Midstream Operations (as defined below) located within the United States in the Midstream Partnership. This restriction will cease to apply to both OGE Energy and CenterPoint Energy, Inc. as soon as either OGE Energy or CenterPoint Energy, Inc. ceases to hold (i) any interest in the general partner of the Midstream Partnership or (ii) at least 20 percent of the limited partner interests of the Midstream Partnership. “Midstream Operations” generally means, subject to certain exceptions, the gathering, compression, treatment, processing, blending, transportation, storage, isomerization and fractionation of crude oil and natural gas, its associated production water and enhanced recovery materials such as carbon dioxide, and its respective constituents and the following products: methane, NGLs (Y-grade, ethane, propane, normal butane, isobutane and natural gasoline), condensate, and refined products and distillates (gasoline, refined product blendstocks, olefins, naphtha, aviation fuels, diesel, heating oil, kerosene, jet fuels, fuel oil, residual fuel oil, heavy oil, bunker fuel, cokes, and asphalts), to the extent such activities are located within the United States.

In addition, if OGE Energy or CenterPoint Energy, Inc. acquires any assets or equity of any person engaged in Midstream Operations with a value in excess of $50 million (or $100 million in the aggregate with such party’s other acquired Midstream Operations that have not been offered to the Midstream Partnership), the acquiring party will be required to offer the Midstream Partnership the opportunity to acquire such assets or equity for such value; provided, that the acquiring party will not be obligated to offer any such assets or equity to the Midstream Partnership if the acquiring party intends to cease using them in Midstream Operations within 12 months. If the Midstream Partnership does not exercise its option, then the acquiring party will be free to retain and operate such Midstream Operations; provided, however, that if the fair market value of such Midstream Operations is greater than 66 2/3 percent of the fair market value of all of the assets being acquired in such transaction, then the acquiring party will be required to dispose of such Midstream Operations within 24 months.

As long as the ArcLight group has board observation rights, the ArcLight group will be prohibited from pursuing any transaction independently from the Midstream Partnership (i) if the ArcLight group’s consent is required for the Midstream Partnership to pursue such transaction and (ii) the ArcLight group affirmatively votes not to consent to such transaction.

4.	Fair Value Measurements

The classification of Enogex’s fair value measurements requires judgment regarding the degree to which market data is observable or corroborated by observable market data. GAAP establishes a fair value hierarchy that prioritizes the inputs used to measure fair value based on observable and unobservable data. The hierarchy categorizes the inputs into three levels, with the highest priority given to quoted prices in active markets for identical unrestricted assets or liabilities (Level 1) and the lowest priority given to unobservable inputs (Level 3). Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The three levels defined in the fair value hierarchy and examples of each are as follows:

Level 1 inputs are quoted prices in active markets for identical unrestricted assets or liabilities that are accessible at the measurement date. Instruments classified as Level 1 include natural gas futures, swaps and options transactions for contracts traded on the NYMEX and settled through a NYMEX clearing broker.

Level 2 inputs are inputs other than quoted prices in active markets included within Level 1 that are either directly or indirectly observable at the reporting date for the asset or liability for substantially the full term of the asset or liability. Level 2 inputs include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active. Instruments classified as Level 2 include over-the-counter NYMEX natural gas swaps, natural gas basis swaps and natural gas purchase and sales transactions in markets such that the pricing is closely related to the NYMEX pricing.

Level 3 inputs are prices or valuation techniques for the asset or liability that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity). Unobservable inputs reflect the reporting entity’s own assumptions about the assumptions that market participants would use in pricing the asset or liability (including assumptions about risk).

Enogex utilizes the market approach in determining the fair value of its derivative positions by using either NYMEX published market prices, independent broker pricing data or broker/dealer valuations. The valuations of derivatives with pricing based on NYMEX published market prices may be considered Level 1 if they are settled through a NYMEX clearing broker account with daily margining. Over-the-counter derivatives with NYMEX based prices are considered Level 2 due to the impact of counterparty credit risk. Valuations based on independent broker pricing or broker/dealer valuations may be classified as Level 2 only to the extent they may be validated by an additional source of independent market data for an identical or closely related active market. In certain less liquid markets or for longer-term contracts, forward prices are not as readily available. In these circumstances, contracts are valued using internally developed methodologies that consider historical relationships among various quoted prices in active markets that result in management’s best estimate of fair value. These contracts are classified as Level 3.

The impact to the fair value of derivatives due to credit risk is calculated using the probability of default based on Standard & Poor’s Ratings Services and/or internally generated ratings. The fair value of derivative assets is adjusted for credit risk. The fair value of derivative liabilities is adjusted for credit risk only if the impact is deemed material.

Contracts with Master Netting Arrangements

Fair value amounts recognized for forward, interest rate swap, option and other conditional or exchange contracts executed with the same counterparty under a master netting arrangement may be offset. The reporting entity’s choice to offset or not must be applied consistently. A master netting arrangement exists if the reporting entity has multiple contracts, whether for the same type of conditional or exchange contract or for different types of contracts, with a single counterparty that are subject to a contractual agreement that provides for the net settlement of all contracts through a single payment in a single currency in the event of default on or termination of any one contract. Offsetting the fair values recognized for forward, interest rate swap, option and other conditional or exchange contracts outstanding with a single counterparty results in the net fair value of the transactions being reported as an asset or a liability in the Condensed Consolidated Balance Sheets. Enogex has presented the fair values of its derivative contracts under master netting agreements using a net fair value presentation.

The following tables summarize Enogex’s assets and liabilities that are measured at fair value on a recurring basis at March 31, 2013 and December 31, 2012 as well as reconcile Enogex’s commodity contracts fair value to PRM Assets and Liabilities on Enogex’s Condensed Consolidated Balance Sheets at March 31, 2013 and December 31, 2012. Enogex adopted the Financial Accounting Standards Board accounting guidance requiring additional disclosures for balance sheet offsetting of assets and liabilities effective January 1, 2013. Enogex posted $0.1 million and $0.2 million of collateral at March 31, 2013 and December 31, 2012, respectively, which has been included within netting adjustments in the table below. Enogex held no collateral at March 31, 2013 or December 31, 2012. Enogex has offset all amounts subject to master netting agreements in Enogex’s Condensed Consolidated Balance Sheets at March 31, 2013 and December 31, 2012. Enogex held no Level 1 investments at March 31, 2013 and no Level 3 investments at March 31, 2013 or December 31, 2012.

March 31, 2013
(In millions)	Commodity Contracts		Gas Imbalances (A)
	Assets	Liabilities	Assets (B)	Liabilities (C)
Significant other observable inputs (Level 2)	$1.8	$0.7	$3.6	$4.6

Total fair value	1.8	0.7	3.6	4.6
Netting adjustments	(0.1)	(0.2)	—	—

Total	$1.7	$0.5	$3.6	$4.6

December 31, 2012
(In millions)	Commodity Contracts		Gas Imbalances (A)
	Assets	Liabilities	Assets (B)	Liabilities (C)
Quoted market prices in active market for identical assets (Level 1)	$5.0	$5.0	$—	$—
Significant other observable inputs (Level 2)	2.6	0.5	3.1	3.8

Total fair value	7.6	5.5	3.1	3.8
Netting adjustments	(5.0)	(5.2)	—	—
Total	$2.6	$0.3	$3.1	$3.8

(A)	Enogex uses the market approach to fair value its gas imbalance assets and liabilities, using an average of the Inside FERC Gas Market Report for Panhandle Eastern Pipe Line Co. (Texas, Oklahoma Mainline), ONEOK (Oklahoma) and ANR Pipeline (Oklahoma) indices.
(B)	Gas imbalance assets exclude fuel reserves for under retained fuel due from shippers of $8.5 million and $5.9 million at March 31, 2013 and December 31, 2012, respectively, which fuel reserves are based on the value of natural gas at the time the imbalance was created and which are not subject to revaluation at fair market value.
(C)	Gas imbalance liabilities exclude fuel reserves for over retained fuel due to shippers of $1.1 million and $1.2 million at March 31, 2013 and December 31, 2012, respectively, which fuel reserves are based on the value of natural gas at the time the imbalance was created and which are not subject to revaluation at fair market value.

The following table summarizes the fair value and carrying amount of Enogex’s financial instruments, including derivative contracts related to Enogex’s PRM activities, at March 31, 2013 and December 31, 2012.

	March 31, 2013		December 31, 2012
(In millions)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
PRM Assets
Energy Derivative Contracts	$1.7	1.7	$2.6	$2.6
PRM Liabilities
Energy Derivative Contracts	$0.5	0.5	$0.3	$0.3
Long-Term Debt
Enogex Senior Notes	448.5	492.1	448.4	493.4
Enogex Term Loan	250.0	250.0	250.0	250.0

The carrying value of the financial instruments included in the Condensed Consolidated Balance Sheets approximates fair value except for long-term debt which is valued at the carrying amount. The valuation of Enogex’s energy derivative contracts was determined generally based on quoted market prices. However, in certain instances where market quotes are not available, other valuation techniques or models are used to estimate market values. The valuation of instruments also considers the credit risk of the counterparties. The fair value of Enogex’s long-term debt is based on quoted market prices and estimates of current rates available for similar issues with similar maturities and is classified as Level 2 in the fair value hierarchy.

5.	Derivative Instruments and Hedging Activities

Enogex is exposed to certain risks relating to its ongoing business operations. The primary risks managed using derivatives instruments are commodity price risk and interest rate risk. Enogex is also exposed to credit risk in its business operations.

Commodity Price Risk

Enogex has used forward physical contracts, commodity price swap contracts and commodity price option features to manage Enogex’s commodity price risk exposures in the past. Commodity derivative instruments used by Enogex are as follows:

•	NGLs put options and NGLs swaps are used to manage Enogex’s NGLs exposure associated with its processing agreements;

•

natural gas swaps are used to manage Enogex’s keep-whole natural gas exposure associated with its processing operations and Enogex’s natural gas exposure associated with operating its gathering, transportation and storage assets; and

•

natural gas futures and swaps, natural gas options and natural gas commodity purchases and sales are used to manage Enogex’s natural gas exposure associated with its storage and transportation contracts and asset management activities.

Normal purchases and normal sales contracts are not recorded in PRM Assets or Liabilities in the Condensed Consolidated Balance Sheets and earnings are recognized in the period in which physical delivery of the commodity occurs. Management applies normal purchases and normal sales treatment to: (i) commodity contracts for the purchase and sale of natural gas used in or produced by Enogex’s operations and (ii) commodity contracts for the purchase and sale of NGLs produced by Enogex’s gathering and processing business.

Enogex recognizes its non-exchange traded derivative instruments as PRM Assets or Liabilities in the Condensed Consolidated Balance Sheets at fair value with such amounts classified as current or long-term based on their anticipated settlement. Exchange traded transactions are settled on a net basis daily through margin accounts with a clearing broker and, therefore, are recorded at fair value on a net basis in Other Current Assets in the Condensed Consolidated Balance Sheets.

Credit Risk

Enogex is exposed to certain credit risks relating to its ongoing business operations. Credit risk includes the risk that counterparties that owe Enogex money or energy will breach their obligations. If the counterparties to these arrangements fail to perform, Enogex may be forced to enter into alternative arrangements. In that event, Enogex’s financial results could be adversely affected and Enogex could incur losses.

Cash Flow Hedges

For derivatives that are designated and qualify as a cash flow hedge, the effective portion of the change in fair value of the derivative instrument is reported as a component of Accumulated Other Comprehensive Income (Loss) and recognized into earnings in the same period during which the hedged transaction affects earnings. The ineffective portion of a derivative’s change in fair value or hedge components excluded from the assessment of effectiveness is recognized currently in earnings. Enogex measures the ineffectiveness of commodity cash flow hedges using the change in fair value method whereby the change in the expected future cash flows designated as the hedge transaction are compared to the change in fair value of the hedging instrument. Forecasted transactions, which are designated as the hedged transaction in a cash flow hedge, are regularly evaluated to assess whether they continue to be probable of occurring. If the forecasted transactions are no longer probable of occurring, hedge accounting will cease on a prospective basis and all future changes in the fair value of the derivative will be recognized directly in earnings.

Enogex designates as cash flow hedges derivatives used to manage commodity price risk exposure for Enogex’s NGLs volumes and corresponding keep-whole natural gas resulting from its natural gas processing contracts (processing hedges) and natural gas positions resulting from its natural gas gathering and processing operations and natural gas transportation and storage operations (operational gas hedges). Enogex also designates as cash flow hedges certain derivatives used to manage natural gas commodity exposure for certain natural gas storage inventory positions. Enogex had no instruments designated as cash flow hedges at March 31, 2013.

Fair Value Hedges

For derivative instruments that are designated and qualify as a fair value hedge, the gain or loss on the derivative as well as the offsetting loss or gain on the hedged item attributable to the hedge risk are recognized currently in earnings. Enogex includes the gain or loss on the hedged items in Operating Revenues as the offsetting loss or gain on the related hedging derivative.

At March 31, 2013 and December 31, 2012, Enogex had no derivative instruments that were designated as fair value hedges.

Derivatives Not Designated as Hedging Instruments

Derivative instruments not designated as hedging instruments are utilized in Enogex’s asset management activities. For derivative instruments not designated as hedging instruments, the gain or loss on the derivative is recognized currently in earnings.

Quantitative Disclosures Related to Derivative Instruments

At March 31, 2013, Enogex had the following derivative instruments that were not designated as hedging instruments.

(In millions)	Gross Notional Volume (A)
	Purchases	Sales
Natural gas (B)
Physical (C)(D)	7.0	72.6
Fixed Swaps/Futures	0.1	1.0
Basis Swaps	5.2	11.6

(A)	Natural gas in million British thermal units.
(B)	94.4 percent of the natural gas contracts have durations of one year or less, 4.1 percent have durations of more than one year and less than two years and 1.5 percent have durations of more than two years.
(C)	Of the natural gas physical purchases and sales volumes not designated as hedges, the majority are priced based on a monthly or daily index and the fair value is subject to little or no market price risk.
(D)	Natural gas physical sales volumes exceed natural gas physical purchase volumes due to the marketing of natural gas volumes purchased via Enogex’s processing contracts, which are not derivative instruments and are excluded from the table above.

Balance Sheet Presentation Related to Derivative Instruments

The fair value of the derivative instruments that are presented in Enogex’s Condensed Consolidated Balance Sheet at March 31, 2013 are as follows:

		Fair Value
Instrument	Balance Sheet Location	Assets	Liabilities
		(In millions)
Derivatives Not Designated as Hedging Instruments
Natural Gas
Financial Futures/Swaps	Current PRM	$1.3	$—
	Other Current Assets	0.1	0.2
Physical Purchases/Sales	Current PRM	0.4	0.4

Total		$1.8	$0.6

Total Gross Derivatives (A)		$1.8	$0.6

(A)	See Note 4 for a reconciliation of Enogex’s total derivatives fair value to Enogex’s Condensed Consolidated Balance Sheet at March 31, 2013.

The fair value of the derivative instruments that are presented in Enogex’s Condensed Consolidated Balance Sheet at December 31, 2012 are as follows:

		Fair Value
Instrument	Balance Sheet Location	Assets	Liabilities
		(In millions)
Derivatives Designated as Hedging Instruments
Natural Gas
Financial Futures/Swaps	Other Current Assets	$—	$0.5

Total		$—	$0.5

Derivatives Not Designated as Hedging Instruments
Natural Gas
Financial Futures/Swaps	Current PRM	$2.2	$—
	Other Current Assets	5.0	4.7
Physical Purchases/Sales	Current PRM	0.4	0.3

Total		$7.6	$5.0

Total Gross Derivatives (A)		$7.6	$5.5

(A)	See Note 4 for a reconciliation of Enogex’s total derivatives fair value to Enogex’s Condensed Consolidated Balance Sheet at December 31, 2012.

Income Statement Presentation Related to Derivative Instruments

The following tables present the effect of derivative instruments on Enogex’s Condensed Consolidated Statement of Income for the three months ended March 31, 2013.

Derivatives in Cash Flow Hedging Relationships

(In millions)	Amount Recognized in Other Comprehensive Income	Amount Reclassified from Accumulated Other Comprehensive Income (Loss) into Income	Amount Recognized in Income
Natural Gas Financial Futures/Swaps	$—	$0.2	$—

Total	$—	$0.2	$—

Derivatives Not Designated as Hedging Instruments

(In millions)	Amount Recognized in Income
Natural Gas Financial Futures/Swaps	$(1.1)

Total	$(1.1)

The following tables present the effect of derivative instruments on Enogex’s Condensed Consolidated Statement of Income for the three months ended March 31, 2012.

Derivatives in Cash Flow Hedging Relationships

(In millions)	Amount Recognized in Other Comprehensive Income	Amount Reclassified from Accumulated Other Comprehensive Income (Loss) into Income	Amount Recognized in Income
Natural Gas Financial Futures/Swaps	$0.3	$5.2	$—

Total	$0.3	$5.2	$—

Derivatives Not Designated as Hedging Instruments

(In millions)	Amount Recognized in Income
Natural Gas Physical Purchases/Sales	$(2.4)
Natural Gas Financial Futures/Swaps	0.4

Total	$(2.0)

For derivatives designated as cash flow hedges in the tables above, amounts reclassified from Accumulated Other Comprehensive Income (Loss) into income (effective portion) and amounts recognized in income (ineffective portion) for the three months ended March 31, 2013 and 2012, if any, are reported in Operating Revenues. For derivatives not designated as hedges in the tables above, amounts recognized in income for the three months ended March 31, 2013 and 2012, if any, are reported in Operating Revenues.

Credit-Risk Related Contingent Features in Derivative Instruments

In the event Moody’s Investors Services or Standard & Poor’s Ratings Services were to lower Enogex’s senior unsecured debt rating to a below investment grade rating, Enogex would have been required to post no cash collateral to satisfy its obligation under its financial and physical contracts relating to derivative instruments that are in a net liability position at March 31, 2013. Enogex could be required to provide additional credit assurances in future dealings with third parties, which could include letters of credit or cash collateral.

6.	Stock-Based Compensation

The following table summarizes Enogex’s compensation expense during the three months ended March 31, 2013 and 2012 related to Enogex’s performance units and restricted stock.

	Three Months Ended
	March 31,
(In millions)	2013	2012
Performance units
Total shareholder return	$0.6	0.6
Earnings per share	0.1	0.2

Total performance units	0.7	0.8
Restricted stock	0.1	0.2

Total compensation expense	$0.8	1.0

OGE Energy has issued new shares to satisfy stock option exercises, restricted stock grants and payouts of earned performance units. During the three months ended March 31, 2013, Enogex purchased 62,632 shares of OGE Energy’s treasury stock to satisfy the payouts of earned performance units and restricted stock grants. Enogex records treasury stock purchases from OGE Energy at cost. Purchased treasury stock is included in Member’s Interest in Enogex’s Condensed Consolidated Balance Sheet. During the three months ended March 31, 2013, there were 16,707 shares of new common stock issued to Enogex’s employees pursuant to OGE Energy’s stock incentive plans related to exercised stock options, restricted stock grants (net of forfeitures) and payouts of earned performance units. During the three months ended March 31, 2013, there were no shares of restricted stock returned to OGE Energy to satisfy tax liabilities.

The following table summarizes the activity of Enogex’s stock-based compensation during the three months ended March 31, 2013.

	Units/Shares	Fair Value
Grants
Performance units (Total shareholder return)	45,695	$51.78
Conversions
Performance units (Total shareholder return) (A)	44,232	N/A
Performance units (Earnings per share) (A)	14,743	N/A

(A)	Performance units were converted based on a payout ratio of 200 percent of the target number of performance units granted in February 2010 and are included in the 16,707 and 62,632 shares of common stock issued during the three months ended March 31, 2013 as discussed above.

7.	Income Taxes

Prior to November 1, 2010, Enogex was a member of an affiliated group that filed consolidated income tax returns in the U.S. Federal jurisdiction and various state jurisdictions. With few exceptions, Enogex is no longer subject to U.S. Federal tax examinations by tax authorities for years prior to 2009 or state and local tax examinations by tax authorities for years prior to 2005. Income taxes were generally allocated to each company in the affiliated group based on its stand-alone taxable income or loss. Enogex earns Oklahoma state tax credits associated with its investments in natural gas processing facilities which further reduce Enogex’s effective tax rate.

Effective November 1, 2010, Enogex was converted to a partnership for income tax purposes and is not subject to Federal income taxes and most state income taxes, with the exception of Texas state margin taxes. For Federal and state income tax purposes other than Texas, all income, expenses, gains, losses and tax credits generated flow through to the owners, and accordingly do not result in a provision for income taxes.

8.	Long-Term Debt

At March 31, 2013, Enogex was in compliance with all of its debt agreements.

Effective May 1, 2013, the Midstream Partnership entered into a $1.4 billion, five-year senior unsecured revolving credit facility in accordance with the terms of the Master Formation Agreement and Enogex’s $400 million revolving credit facility was terminated.

9.	Intercompany Agreements

At March 31, 2013 and December 31, 2012, there were $217.9 million and $137.5 million, respectively, in outstanding advances from OGE Energy.

Prior to May 1, 2013, Enogex had an intercompany borrowing agreement with OGE Energy whereby Enogex had access to up to $350 million of OGE Energy’s revolving credit amount. This agreement was terminated on May 1, 2013 in conjunction with the formation of the Midstream Partnership. At March 31, 2013 and December 31, 2012, there were $204.9 million and $128.1 million, respectively, in outstanding intercompany borrowings under this agreement, which are included in the outstanding advances from OGE Energy above.

10.	Retirement Plans and Postretirement Benefit Plans

The details of net periodic benefit cost of Enogex’s portion of OGE Energy’s Pension Plan, the Restoration of Retirement Income Plan and the postretirement benefit plans included in the Condensed Consolidated Financial Statements are as follows:

Net Periodic Benefit Cost

	Pension Plan		Postretirement Benefit Plans
	Three Months Ended		Three Months Ended
	March 31,		March 31,
(In millions)	2013	2012	2013	2012
Service cost	$1.1	$1.0	$0.2	$0.2
Interest cost	0.7	0.8	0.3	0.3
Expected return on plan assets	(0.6)	(0.7)	—	—
Amortization of net loss	0.6	0.6	0.4	0.4
Amortization of unrecognized prior service cost (A)	—	—	(0.3)	(0.3)

Net periodic benefit cost	$1.8	$1.7	$0.6	$0.6

(A)	Unamortized prior service cost is amortized on a straight-line basis over the average remaining service period to the first eligibility age of participants who are expected to receive a benefit and are active at the date of the plan amendment.

The capitalized portion of net periodic pension benefit cost was $0.2 million during each of the three months ended March 31, 2013 and 2012. The capitalized portion of net periodic postretirement benefit cost was $0.2 million during the three months ended March 31, 2013 as compared to $0.1 million during the same period in 2012.

11.	Report of Business Segments

Previously, Enogex’s business was divided into three segments as follows: (i) natural gas transportation and storage, (ii) natural gas gathering and processing and (iii) natural gas marketing. During the third quarter of 2012, the operations and activities of EER were fully integrated with those of Enogex through the creation of a new commodity management organization. The operations of EER, including asset management activities, have been included in the natural gas transportation and storage segment and have been restated for all prior periods presented. As a result of this change, Enogex’s business is now divided into two segments for financial reporting purposes as follows: (i) natural gas transportation and storage and (ii) natural gas gathering and processing. Intersegment revenues are recorded at prices comparable to those of unaffiliated customers and are affected by regulatory considerations. In reviewing its segment operating results, Enogex focuses on operating income as its measure of segment profit and loss, and, therefore, has presented this information below. The following tables summarize the results of Enogex’s business segments during the three months ended March 31, 2013 and 2012.

Three Months Ended March 31, 2013	Natural Gas Transportation and Storage	Natural Gas Gathering and Processing	Eliminations	Total
(In millions)
Operating revenues	$216.4	$317.9	$(70.0)	$464.3
Cost of goods sold	182.7	246.4	(69.9)	359.2

Gross margin on revenues	33.7	71.5	(0.1)	105.1
Other operation and maintenance	10.9	34.3	—	45.2
Depreciation and amortization	5.8	21.8	—	27.6
Taxes other than income	4.8	3.2	—	8.0

Operating income (loss)	$12.2	$12.2	$(0.1)	$24.3

Total assets	$2,453.0	$1,948.9	$(1,677.6)	$2,724.3

Three Months Ended March 31, 2012	Natural Gas Transportation and Storage	Natural Gas Gathering and Processing	Eliminations	Total
(In millions)
Operating revenues	$169.5	$304.5	$(44.4)	$429.6
Cost of goods sold	131.8	217.9	(44.4)	305.3

Gross margin on revenues	37.7	86.6	—	124.3
Other operation and maintenance	12.1	30.1	—	42.2
Depreciation and amortization	5.6	17.8	—	23.4
Impairment of assets	—	0.2	—	0.2
Gain on insurance proceeds	—	(7.5)	—	(7.5)
Taxes other than income	4.8	2.5	—	7.3

Operating income (loss)	$15.2	$43.5	$—	$58.7

Total assets	$1,950.3	$1,574.1	$(1,182.6)	$2,341.8

12.	Commitments and Contingencies

Except as set forth in Note 13 below, the circumstances set forth in Notes 15 and 16 to Enogex’s Consolidated Financial Statements for the year ended December 31, 2012 appropriately represent, in all material respects, the current status of Enogex’s material commitments and contingent liabilities.

Other

In the normal course of business, Enogex is confronted with issues or events that may result in a contingent liability. These generally relate to lawsuits or claims made by third parties, including governmental agencies. When appropriate, management consults with legal counsel and other appropriate experts to assess the claim. If, in management’s opinion, Enogex has incurred a probable loss as set forth by GAAP, an estimate is made of the loss and the appropriate accounting entries are reflected in Enogex’s Condensed Consolidated Financial Statements. At the present time, based on currently available information, except as otherwise stated in Note 13 below and in Notes 15 and 16 of Notes to Consolidated

Financial Statements for the year ended December 31, 2012 , Enogex believes that any reasonably possible losses in excess of accrued amounts arising out of pending or threatened lawsuits or claims would not be quantitatively material to its financial statements and would not have a material adverse effect on Enogex’s consolidated financial position, results of operations or cash flows.

13.	Regulation

Except as set forth below, the circumstances set forth in Note 16 to Enogex’s Consolidated Financial Statements for the year ended December 31, 2012 appropriately represent, in all material respects, the current status of Enogex’s regulatory matters.

Pending Regulatory Matter

2013 Fuel Filing

On March 1, 2013, Enogex submitted its annual fuel filing to establish the fixed fuel percentages for its East Zone and West Zone for the upcoming fuel year (April 1, 2013 through March 31, 2014). The deadline for interventions and protests on the filing was March 18, 2013 and no protests were filed. On June 25, 2013, the FERC accepted Enogex’s proposed zonal fuel percentages.